Exhibit 15.2

October 18, 2023

Hywin Holdings Ltd.

F3, Hywin Financial Centre

8 Yincheng Mid. Road

Pudong New District, Shanghai 200120

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference to our firm’s name under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business”, “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure”, “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in Mainland China and Hong Kong”, “Item 4. Information on the Company—B. Business Overview—Regulations”, “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements”, “Item 10. Additional Information—E. Taxation—PRC Enterprise Income Tax” and “Item 10. Additional Information—E. Taxation—PRC Value-Added Tax” in Hywin Holdings Ltd.'s annual report on Form 20-F for the year ended June 30, 2023 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, that was filed on October 18, 2023. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Sincerely yours

/s/ AllBright Law Offices

AllBright Law Offices